Exhibit 99.1

Flexsteel Announces First Quarter Fiscal 2010 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 20, 2009--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its first fiscal quarter ended September 30, 2009.

The Company reported net sales for the quarter ended September 30, 2009 of $75.9 million compared to the prior year quarter of $91.4 million, a decrease of 16.9%. The Company reported net income for the current quarter of $1.4 million or $0.21 per share compared to a net loss of $0.7 million or $0.11 per share in the prior year quarter. The prior year quarter included approximately $1.3 million of facility consolidation costs.

For the quarter ended September 30, 2009, residential net sales were $56.2 million, a decrease of 9.4% from the prior year quarter net residential sales of $62.0 million. Commercial net sales were $19.7 million compared to $29.4 million in the prior year quarter, a decrease of 32.9%. Commercial net sales for both periods now include vehicle seating product sales. Due to operational realignment related to shrinking markets and poor business conditions, and the changing nature of vehicle seating product applications, we will include these sales with commercial products on a go-forward basis.

Gross margin for the quarter ended September 30, 2009 was 21.8% compared to 18.7% in the prior year quarter. The improvement in gross margin percentage is primarily due to changes implemented during the prior fiscal year to better utilize capacity and control costs. In addition, we benefited from modest relief from some of the prior year cost increases for materials and freight.

Selling, general and administrative expenses were $14.1 million or 18.6% of sales and $16.8 million or 18.3% for the quarters ended September 30, 2009 and 2008, respectively, representing a reduction of approximately $2.7 million due to lower variable expenses on lower sales volume and control of fixed general and administrative expenses.

Working capital (current assets less current liabilities) at September 30, 2009 was $79.4 million. Net cash provided by operating activities was $3.0 million during the first quarter ended September 30, 2009 due to net income of $1.4 million, depreciation of $0.8 million and changes in net current assets of $0.8 million. Net cash provided by operating activities was $2.2 million at September 30, 2008.

Capital expenditures were $0.6 million for the quarter ended September 30, 2009. Depreciation and amortization expense was $0.8 million and $1.1 million for the fiscal quarters ended September 30, 2009 and 2008, respectively. The Company expects that capital expenditures will be approximately $1.5 million for the remainder of the 2010 fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook
Based upon current business conditions, we believe sales have stabilized at current levels and do not anticipate significant further declines. However, at this time we are not seeing a significant improvement in near-term business conditions. The consolidation of manufacturing operations and workforce reductions that the Company completed during the prior fiscal year has brought production capacity and fixed overhead in line with current and expected demand for our products. Company wide employment, which was reduced approximately 30% in the prior fiscal year through plant closures and workforce reductions, remains at these reduced levels.

We believe that our residential product category has performed reasonably well in relation to our competition. However, residential furniture continues to be a highly deferrable purchase item and is adversely impacted by low levels of consumer confidence, a depressed market for new housing, limited consumer credit and high unemployment. The commercial product category fell considerably as the U. S. economy contracted and credit tightened further during the fourth quarter of the prior fiscal year. We do not foresee any immediate improvement in these conditions and continue to operate on that basis.

While we expect that current business conditions will persist for the remainder of fiscal year 2010, we remain optimistic that our strategy, which includes a wide range of quality product offerings and price points to the residential and commercial markets, combined with our conservative approach to business, will be rewarded when business conditions improve. We will maintain our focus on a strong balance sheet during these challenging economic times through emphasis on cash flow and improving profitability.

Analysts Conference Call
We will host a conference call for analysts on October 21, 2009, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 28505576. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 28505576.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2009	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$990	$1,714
Trade receivables, net	32,900	31,283
Inventories	72,089	73,844
Other	5,778	7,872
Total current assets	111,757	114,713

NONCURRENT ASSETS:
Property, plant, and equipment, net	23,120	23,298
Other assets	13,523	12,960

TOTAL	$148,400	$150,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$8,377	$9,745
Notes payable and current maturities of long-term debt	7,000	10,000
Accrued liabilities	17,010	16,552
Total current liabilities	32,387	36,297

LONG-TERM LIABILITIES:
Other long-term liabilities	7,662	7,676
Total liabilities	40,049	43,973

SHAREHOLDERS’ EQUITY	108,351	106,998

TOTAL	$148,400	$150,971

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2009	2008
NET SALES	$75,940	$91,417
COST OF GOODS SOLD	(59,384)	(74,281)
GROSS MARGIN	16,556	17,136
SELLING, GENERAL AND ADMINISTRATIVE	(14,141)	(16,770)
FACILITY CONSOLIDATION COSTS	--	(1,348)
OPERATING INCOME (LOSS)	2,415	(982)
OTHER INCOME (EXPENSE):
Interest and other income	32	109
Interest expense	(137)	(286)
Total	(105)	(177)
INCOME (LOSS) BEFORE INCOME TAXES	2,310	(1,159)
INCOME TAX (PROVISION) BENEFIT	(930)	410
NET INCOME (LOSS)	$1,380	$(749)
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,576	6,575
Diluted	6,615	6,575
EARNINGS PER SHARE OF COMMON
STOCK:
Basic	$0.21	$(0.11)
Diluted	$0.21	$(0.11)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2009	2008

OPERATING ACTIVITIES:
Net income (loss)	$1,380	$(749)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	806	1,056
Gain on disposition of capital assets	(3)	(143)
Changes in operating assets and liabilities	858	2,068
Net cash provided by operating activities	3,041	2,232

INVESTING ACTIVITIES:
Net sales of investments	188	262
Proceeds from sale of capital assets	3	441
Capital expenditures	(627)	(150)
Net cash (used in) provided by investing activities	(436)	553

FINANCING ACTIVITIES:
Net repayments of borrowings	(3,000)	(3,462)
Dividends paid	(329)	(855)
Net cash used in financing activities	(3,329)	(4,317)

Decrease in cash and cash equivalents	(724)	(1,532)
Cash and cash equivalents at beginning of period	1,714	2,841
Cash and cash equivalents at end of period	$990	$1,309

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392